[CAMCO FINANCIAL CORPORATION LOGO]

6901 Glenn Highway
Cambridge, OH 43725-9757
Phone: 740-435-2020
Fax: 740-432-2743 [Private Fax]

                                   EXHIBIT 99

                                  NEWS RELEASE

RELEASE DATE:    APRIL 22, 2005

RELEASE TIME:    4:00 P.M.

       CAMCO FINANCIAL ANNOUNCES STRONG FIRST QUARTER 2005 EARNINGS GROWTH

CAMBRIDGE, OHIO (NASDAQ: CAFI) - Camco Financial Corporation ("Camco") reported net earnings for the quarter ended March 31, 2005 of $2.2 million or $.29 per share as compared with net earnings of $1.03 million or $.14 per share for the same quarter in 2004, an increase of 107%.

      On a quarter to quarter basis, comparing the first quarter of 2005 with the fourth quarter of 2004, net earnings from operations increased 19% to $2.2 million or $.29 per share as compared to $1.9 million or $.24 per share. Net earnings from operations for the fourth quarter of 2004 excluded the impact of the restructuring of Federal Home Loan Bank borrowings and the sale of the Ashland, Kentucky division, which resulted in a net reduction of $1.10 per share.

      Camco recently announced a quarterly dividend of $.145 which was payable April 15, 2005. This dividend represents an annualized yield of 4.15% on Camco's March 31 quarter-end market value.

      President & CEO Richard C. Baylor commented, "We are beginning to see significant progress resulting from our efforts to restructure the composition of our balance sheet to be more commercial bank-like along with the deliberate efforts to

          NASDAQ: CAFI - EMAIL: camco@camco.cc - www.camcofinancial.com stay on course with our strategic plan initiatives that call for less residential loan assets and more lower cost checking accounts. We were encouraged to see our annualized return on average equity for the 1st quarter 2005 increase to 9.87% which is in excess of Ohio bank peer groups and approximates the national average for publicly traded banks."

      Mr. Baylor continued, "We saw our net interest margin increase to 2.93% from 2.46% in the first quarter of 2004. We continue to see the average yield on our earning assets increase as we continue the shift in the composition of our loan portfolio. At the end of the first quarter 2005, the percentage of residential loans continued to drop to a current level of 57% from 65% a year ago. At the same time our commercial portfolio is at 28% compared to 21% a year ago. Overall, the yield on our earning assets increased 21 basis points from last year's first quarter. Additionally, the cost of interest bearing liabilities decreased 31 basis points, primarily due to the beneficial effects of the significant restructuring of FHLB borrowings that occurred at the end of 2004. We are encouraged as we continue our focus of changing the composition of our loan portfolio to include higher margin producing commercial and consumer rate sensitive loans. As opportunities present themselves, we are recruiting seasoned commercial lenders in the markets we serve."

Review of significant areas:

NET INTEREST MARGIN:

During the first quarter of 2005, as short-term interest rates rose, management saw the net interest margin continue to improve. This improvement is predicated on

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                                                                               5

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Camco's continued emphasis on growth in the commercial, commercial real estate and consumer loan portfolios and effective cost of funds management, emphasizing lower cost, transaction-based, deposit accounts. For the first quarter 2005, the net interest margin increased to 2.93% from 2.46% for the first quarter 2004. On a quarter to quarter basis, the net interest margin increased from 2.55% for the fourth quarter 2004 to 2.93% for the first quarter 2005. This significant increase was due primarily to the restructuring of our FHLB advances in the fourth quarter of 2004 and an increase in the yield on earning assets.

NON-INTEREST INCOME:

For the quarter ended March 31, 2005, non-interest income increased 11.1% to $1.7 million from $1.5 million for the first quarter of 2004. Core non-interest income, which is net of the gain on sale and mortgage servicing rights, increased 12.4% to $1.5 million in the first quarter 2005 from $1.3 million in the first quarter 2004. During the first quarter 2005, $14.4 million of loans were sold with a total gain of $170,000, as compared to $26.5 million sold in the first quarter of 2004 for a gain of $276,000. Although less volume overall was originated and sold, the profit margin increased on the sales from 1.04% to 1.18%. The amount of loans sold in the first quarter was 46% below the amount sold in the first quarter 2004 due to rising interest rates and a higher percentage of loans being originated as adjustable rate mortgages.

Mortgage servicing rights had a positive impact in the first quarter 2005 of $51,000 versus the first quarter of 2004, which had a negative adjustment of $102,000. The

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                                                                               6

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increase in the value of mortgage servicing rights is a result of the continuing slow-down in prepayments.

OPERATING EXPENSES:

For the first quarter ended March 31, 2005, operating expenses were $5.6 million compared to $5.9 million for the first quarter of 2004. As a percentage of average assets, general and administrative expenses decreased to 2.09% from 2.28%. This was a decrease of 5.2%. The main drivers of this decrease were lower Ohio franchise tax provisions due to the London Financial acquisition, which is a one time savings that will only occur in 2005, and lower depreciation when compared to the prior period.

ASSET QUALITY:

Non-performing loans as a percentage of loans increased from 1.17% at December 31, 2004 to 1.28% at March 31, 2005. The allowance for loan losses as a percentage of loans increased slightly from 78 basis points at December 31, 2004 to 79 basis points at March 31, 2005. At March 31, 2005, approximately 58% of all non-performing loans were single family home loans.

STRATEGIC VISION:

Camco continues to execute and manage it's long-term strategic plan. This plan encompasses the diversification of the balance sheet primarily through increasing commercial, commercial real estate and consumer loan portfolios as well as

          NASDAQ: CAFI - EMAIL: camco@camco.cc - www.camcofinancial.com

                                                                               7

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transaction-based deposits. Critical to the strategy is the future growth of the balance sheet and the correspondent increase in net interest margin. Complimentary revenue sources to enhance the net interest margin are being actively pursued while management remains vigilant to contain operating expenses in this transitional period.

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio with assets of $1.07 billion. Advantage Bank and its affiliates offer community banking, mortgage banking, internet banking and title services from 30 offices in 23 communities in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Campo's web site: www.advantagebank.com.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIALS ATTACHED.

          NASDAQ: CAFI - EMAIL: camco@camco.cc - www.camcofinancial.com

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

                          CAMCO FINANCIAL CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND SHARES OUTSTANDING)

                                        (UNAUDITED)       AUDITED         (UNAUDITED)    (UNAUDITED)       (UNAUDITED)
                                          3/31/05        12/31/04           9/30/04        6/30/04           3/31/04
                                          -------        --------          -------         -------           -------
ASSETS

Cash and Cash
  Equivalents                              39,795      $    42,894      $    45,291      $    38,192      $    38,761

Investments                               109,179          108,429          117,370          124,694          129,573

Loans Held for Sale                         4,616            2,837            4,386            4,805            8,908

Loans Receivable                          843,777          840,305          898,355          838,699          817,252
Allowance for Loan
    Loss                                   (6,637)          (6,476)          (6,398)          (5,528)          (5,460)
                                      -----------      -----------      -----------      -----------      -----------
    Loans Receivable, Net                 837,140          833,829          891,957          833,171          811,792

Goodwill                                    6,683            6,736            7,023            2,953            2,953
Other Assets                               67,221           71,098           68,078           64,902           65,036
                                      -----------      -----------      -----------      -----------      -----------

TOTAL ASSETS                          $ 1,064,634      $ 1,065,823      $ 1,134,105      $ 1,068,717      $ 1,057,023
                                      ===========      ===========      ===========      ===========      ===========

LIABILITIES

Deposits                                  674,853      $   667,778      $   728,918      $   677,567      $   669,046
Borrowed Funds                            289,302          295,310          291,719          289,712          283,280
Other Liabilities                          10,900           13,414           16,440            9,715           11,704
                                      -----------      -----------      -----------      -----------      -----------
TOTAL LIABILITIES                         975,055          976,502        1,037,077          976,994          964,030

STOCKHOLDERS EQUITY                        89,579           89,321           97,028           91,723           92,993
                                      -----------      -----------      -----------      -----------      -----------

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                $ 1,064,634      $ 1,065,823      $ 1,134,105      $ 1,068,717      $ 1,057,023
                                      ===========      ===========      ===========      ===========      ===========

STOCKHOLDERS' EQUITY TO
  TOTAL ASSETS                               8.41%            8.38%            8.56%            8.58%            8.80%

TOTAL SHARES OUTSTANDING                7,678,747        7,663,153        7,640,505        7,358,888        7,352,151

BOOK VALUE PER SHARE                  $     11.67      $     11.66      $     12.70      $     12.46       $    12.65

                           CAMCO FINANCIAL CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                              QUARTERLY INFORMATION
        (IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND SHARES OUTSTANDING)

                                                  3 MONTHS      3 MONTHS          3 MONTHS        3 MONTHS       3 MONTHS
                                                   ENDED          ENDED             ENDED           ENDED           ENDED
                                                  3/31/05       12/31/04           9/30/04         6/30/04        3/31/04
                                                (UNAUDITED)    (UNAUDITED)       (UNAUDITED)      (UNAUDITED     (UNAUDITED)
                                               ------------    -----------       -----------      ----------     -----------
INTEREST INCOME:
  LOANS                                        $    11,962     $    12,188      $    11,860     $    11,469     $    11,415
  MORTGAGE-BACKED SECURITIES                   $       751     $       785      $       833     $       791     $       607
  INVESTMENT SECURITIES                        $       185     $       178      $       209     $       203     $       182
  INTEREST-BEARING DEPOSITS AND OTHER          $       607     $       610      $       571     $       522     $       525
                                               -----------     -----------      -----------     -----------     -----------
    TOTAL INTEREST INCOME                           13,505          13,761           13,473          12,985          12,729
                                               -----------     -----------      -----------     -----------     -----------

INTEREST EXPENSE:
  DEPOSITS                                           3,503           3,723            3,570           3,303           3,349
  BORROWINGS                                         2,634           3,355            3,497           3,406           3,309
                                               -----------     -----------      -----------     -----------     -----------
    TOTAL INTEREST EXPENSE                           6,137           7,078            7,067           6,709           6,658
                                               -----------     -----------      -----------     -----------     -----------
NET INTEREST INCOME                                  7,368           6,683            6,406           6,276           6,071
PROVISION FOR LOSSES ON LOANS                          240             855              255             255             255
                                               -----------     -----------      -----------     -----------     -----------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES                                        7,128           5,828            6,151           6,021           5,816
                                               -----------     -----------      -----------     -----------     -----------

NONINTEREST INCOME
  LATE CHARGES, RENT AND OTHER                         745             585              623             600             640
  LOAN SERVICING FEES                                  378             381              373             379             386
  SERVICE CHARGES AND OTHER FEES ON
    DEPOSITS                                           334             404              407             327             272
  GAIN ON SALE OF LOANS                                170             140              189              29             276
  VALUATION OF MORTGAGE SERVICING RIGHTS
    - NET                                               51             269              206             214            (102)
  GAIN ON SALE OF INVESTMENT, MBS & FIXED
    ASSETS                                              19           6,653              106             134             (13)
  GAIN ON SALE OF REAL ESTATE ACQ'D
    THROUGH FORECLOSURE                                  9             123               10              20              77
                                               -----------     -----------      -----------     -----------     -----------
    TOTAL NONINTEREST INCOME                         1,706           8,555            1,914           1,703           1,536
                                               -----------     -----------      -----------     -----------     -----------

NON INTEREST EXPENSE
  EMPLOYEE COMPENSATION AND BENEFITS                 2,964           2,655            2,763           2,672           2,996
  OCCUPANCY AND EQUIPMENT                              797             821              867             828             874
  DATA PROCESSING                                      331             331              320             325             342
  ADVERTISING                                          229             225              387             181             254
  FRANCHISE TAXES                                       79             201              283             294             214
  OTHER OPERATING                                    1,165           1,317            1,307           1,194           1,190
  FHLB PREPAYMENT PENALTY (1)                            0          18,879                0               0               0
                                               -----------     -----------      -----------     -----------     -----------
    TOTAL NONINTEREST EXPENSE                        5,565          24,429            5,927           5,494           5,870
                                               -----------     -----------      -----------     -----------     -----------

NET INCOME - BEFORE INCOME TAX                       3,269         (10,046)           2,138           2,230           1,482
  PROVISION FOR INCOME TAXES                         1,051          (3,476)             670             698             448
                                               -----------     -----------      -----------     -----------     -----------
REPORTED NET INCOME                                  2,218          (6,570)           1,468           1,532           1,034
                                               -----------     -----------      -----------     -----------     -----------

ADJUSTED FOR NON-RECURRING ITEMS
  SALE OF BRANCHES AND                                   0          (4,024)
   PREPAYMENT COSTS (NET OF TAX)                         0          12,460                0               0               0
                                               -----------     -----------      -----------     -----------     -----------

                                               -----------     -----------      -----------     -----------     -----------
NET EARNINGS FROM OPERATIONS                         2,218           1,866            1,468           1,532           1,034
                                               ===========     ===========      ===========     ===========     ===========

EARNINGS PER SHARE REPORTED:
                                     BASIC     $      0.29     ($     0.89)     $      0.20     $      0.21     $      0.14
                                   DILUTED     $      0.29             N/A      $      0.19     $      0.21     $      0.14
EARNINGS PER SHARE OPERATIONS:
                                     BASIC     $      0.29     $      0.24      $      0.20     $      0.21     $      0.14
                                   DILUTED     $      0.29     $      0.24      $      0.19     $      0.21     $      0.14

                  BASIC WEIGHTED NUMBER OF
                        SHARES OUTSTANDING       7,677,795       7,645,005        7,513,890       7,357,635       7,345,340
                DILUTED WEIGHTED NUMBER OF
                        SHARES OUTSTANDING       7,711,433       7,684,500        7,559,916       7,403,929       7,414,616

(1) DECEMBER 2004 INCLUDES FHLB PREPAYMENT FEES OF $18,879

                           CAMCO FINANCIAL CORPORATION
                         SELECTED RATIOS AND STATISTICS
                      PERIODS ENDED MARCH 31, 2005 AND 2004
        (IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND SHARES OUTSTANDING)

                                                        3 MONTHS      3 MONTHS
                                                          ENDED         ENDED
                                                         3/31/05       3/31/04
                                                       (UNAUDITED)   (UNAUDITED)
                                                       -----------   -----------
REPORTED:
RETURN ON AVERAGE EQUITY                                   9.87%         4.45%

RETURN ON AVERAGE ASSETS                                   0.83%         0.40%

INTEREST RATE SPREAD                                       2.74%         2.22%

NET INTEREST MARGIN                                        2.93%         2.46%

YIELD ON EARNING ASSETS                                    5.36%         5.15%

COST OF DEPOSITS                                           2.18%         2.08%

COST OF FUNDS                                              3.59%         5.01%

NONINTEREST EXPENSE/AVERAGE ASSETS                         2.09%         2.27%

EFFICIENCY RATIO                                          61.33%        77.17%

NON PERFORMING ASSETS TO TOTAL ASSETS                      1.21%         1.46%

NON PERFORMING LOANS TO TOTAL NET LOANS INCLUDING
     LOANS HELD FOR SALE                                   1.28%         1.55%

ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS                   0.79%         0.67%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

                           CAMCO FINANCIAL CORPORATION
                           AVERAGES FOR QUARTERS ENDED
                          MARCH 2005 AND DECEMBER 2004
        (IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND SHARES OUTSTANDING)

                                                                        AVERAGE TABLE - QUARTER ENDED
                                           -------------------------------------------------------------------------------------
                                                                 MAR 31, 2005                                 DEC 31, 2004
                                           -------------------------------------------------------------------------------------
                                               Average                         Yield/      Average                        Yield/
                                               Balance             Interest     Rate       Balance        Interest          Rate
                                           -------------------------------------------------------------------------------------
INTEREST - EARNING ASSETS:
  Loans held for sale                              4,006                                      4,326
  Loans receivable - net                         836,569            11,962      5.69%       869,716        12,188          5.58%
  Mortgage-backed securities                      82,381               751      3.65%        87,825           785          3.58%
  Investment securities                           24,369               185      3.04%        24,655           178          2.89%
  Interest-bearing deposits and other             60,050               607      4.04%        61,389           610          3.97%
                                               ---------            ------      ----      ---------        ------          ----
    Total interest earning assets              1,007,375            13,505      5.36%     1,047,911        13,761          5.25%
                                               ---------            ------      ----      ---------        ------          ----

Noninterest-earning assets                        56,173                                     55,825
                                               ---------                                  ---------
TOTAL ASSETS                                   1,063,548                                  1,103,736
                                               =========                                  =========

INTEREST-BEARING LIABILITIES:
  Deposits                                       642,359             3,503      2.18%       690,919         3,723          2.16%
  Advances                                       293,551             2,634      3.59%       278,873         3,355          4.81%
                                               ---------             -----      ----      ---------         -----          ----
    Total interest-bearing liabilities           935,910             6,137      2.62%       969,792         7,078          2.92%
                                               ---------             -----      ----      ---------         -----          ----
Noninterest-bearing sources:
  Noninterest-bearing liabilities                 37,710                                     38,163
  Shareholders' equity                            89,928                                     95,781
                                               ---------                                  ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     1,063,548                                  1,103,736
                                               =========                                  =========
                                                                     -----      ----                        -----          ----
NET INTEREST INCOME & MARGIN                                         7,368      2.93%                       6,683          2.55%
                                                                     =====      ====                        =====          ====